Exhibit 99


               CYBEROPTICS REPORTS FIRST QUARTER OPERATING RESULTS

MAY 29, 2003--MINNEAPOLIS, MN--CyberOptics Corporation (Nasdaq NMS: CYBE) today reported consolidated revenues of $6,425,000 for the first quarter of 2003 ended March 31, up from $4,532,000 in the year-earlier period. The Company reported a net loss of $1,482,000 or $0.18 per share, which included a gain of $645,000 on a technology transfer and licensing agreement, as well as a restructuring charge of $170,000 related to further consolidation of semiconductor operations. In the first quarter of 2002, CyberOptics reported a net loss of $3,202,000 or $0.39 per share, which included a restructuring charge of $847,000 related to a workforce reduction.

During this year's first quarter, CyberOptics entered into an agreement with the Optical Gaging Products (OGP) division of Quality Vision International, Inc. for the transfer and licensing of patented Digital Range Sensor technologies. CyberOptics sold a line of industrial measurement systems to OGP in 1999 but continued manufacturing the system's sensors for OGP. The first quarter technology transfer agreement enables OGP to manufacture these sensors.

CyberOptics' first quarter net loss also reflects the absence of an income tax benefit for this period. As previously reported, CyberOptics will not record any income tax benefits until its valuation allowance on deferred taxes is eliminated. The Company recorded an income tax benefit of approximately $2.1 million in last year's first quarter. Valuation allowances (non-cash accounting charges) were established against deferred tax assets in the third quarter of 2002 due to losses experienced during the current cyclical market downturn. When the Company becomes consistently profitable, the valuation allowance will be reassessed and could be eliminated, resulting in the recognition of the deferred tax assets and a significant income tax benefit at that time.

Kathleen P. Iverson, president and chief executive officer, commented: "Our first quarter sales came in at the upper end of our previously issued guidance. Although we believe our operations are stabilizing, we still lack sufficient visibility into future orders to predict when a material and sustainable strengthening in the electronics and semiconductor capital equipment markets will occur. However, we are encouraged by the solid year-over-year first quarter sales growth registered by our electronic assembly sensors. This growth reflects increased order levels from our two largest electronic assembly sensor customers. We also are introducing next-generation sensors for the new robotic assembly platforms of these customers that have the potential to increase sensor revenues when market conditions strengthen. In addition, we are continuing to make progress at penetrating the SMT inspection market, particularly in the large and growing Asian electronic marketplace. CyberOptics has booked business with seven of the 12 largest Asian Original Design Manufacturing companies, which represent new customers during the past year. To further penetrate this market, we are currently introducing solder paste inspection and automated optical inspection systems with enhanced features and functionality."

Sales of end-user inspection systems, including solder paste inspection and AOI systems, increased 33% in this year's first quarter from the prior year's level but declined 7% from the fourth quarter of 2002. Sales of electronic assembly sensors to OEMs of robotic assembly equipment increased 110% in the first quarter from the year-earlier level and were down 10% from last year's fourth quarter. Sales of semiconductor products, principally wafer mapping sensors for OEMs of wafer-handling equipment and frame grabber products, were down 4% in the first quarter from the year-earlier level but increased 15% from the level posted in last year's fourth quarter.

Due to workforce reductions and other cost control actions taken during the past year, first quarter operating expenses were down 25% on a year-over-year basis. Reflecting the net gain on the technology transfer and licensing agreement and the reduced cost structure, cash and short-term investments increased to $20,977,000 at March 31, 2003, from $20,818,000 at year-end 2002.

OUTLOOK
For the second quarter of 2003 ending June 30, CyberOptics is forecasting a net loss of $0.24 to $0.28 per share on revenues of $5.8 to $6.5 million. Based on forecasted levels of revenue, the Company expects to use a moderate amount of cash in the second quarter.

ABOUT CYBEROPTICS
CyberOptics Corporation, a recognized worldwide leader in optical technology, designs and manufactures a growing range of yield and through-put enhancement tools for the SMT electronic assembly equipment and semiconductor fabrication equipment markets.

================================================================================
Statements regarding the Company's anticipated performance in 2003 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries, the level of orders from our OEM customers, the timing and commercial success of new product introductions, the effect of world events on our sales, including the impact of SARS on the Asian electronic market, the majority of which are from foreign customers, product introductions and pricing by our competitors, and other factors set forth in the Company's filings with the Securities and Exchange Commission
================================================================================

                                      # # #

For additional information, contact:
------------------------------------
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
612/338-0810

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                    FIRST QUARTER CONFERENCE CALL AND REPLAY
                    ----------------------------------------

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can listen to this conference call at www.cyberoptics.com or www.vcall.com. Listeners should go to one of these web sites at least 15 minutes before the scheduled start time to download and install any necessary audio software. The conference call will be archived for 30 days on the Vcall site. The conference call also can be accessed for 30 days at www.cyberoptics.com (Company Information). A replay of the conference call will be available through May 7 at 719-457-0820 along with the 479697 confirmation code.

CYBEROPTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)           Three Months Ended
(In thousands, except per share amounts)                         March 31,
                                                             2003       2002
-----------------------------------------------------------------------------
Revenue                                                     $ 6,425   $ 4,532
Cost of revenue                                               3,525     2,933
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               Gross margin                                   2,900     1,599
Research and development expenses                             1,740     2,314
Selling, general and administrative expenses                  2,782     3,684
Restructuring and severance costs                               170       847
Gain from technology transfer and license                      (645)      -
Amortization of goodwill and other intangibles                  280       279
-----------------------------------------------------------------------------
               Income (loss) from operations                 (1,427)   (5,525)
Interest income and other                                         5       223
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               Income (loss) before income taxes             (1,422)   (5,302)

Provision (benefit) for income taxes                             60    (2,100)
-----------------------------------------------------------------------------
               Net income (loss)                            ($1,482)  ($3,202)
=============================================================================
Net income (loss) per share - Basic                         ($ 0.18)  ($ 0.39)
Net income (loss) per share - Diluted                       ($ 0.18)  ($ 0.39)
=============================================================================
Weighted average shares outstanding - Basic                   8,190     8,126
Weighted average shares outstanding - Diluted                 8,190     8,126
=============================================================================


CONDENSED CONSOLIDATED BALANCE SHEETS                      MARCH 31,  DEC. 31,
                                                              2003      2002
                                                          (UNAUDITED)
-----------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                   $ 7,108   $11,009
Marketable securities                                         6,593     4,086
Accounts receivable, net                                      3,674     3,836
Inventories                                                   5,909     7,065
Income tax receivable                                         2,630     2,560
Other current assets                                            465       577
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               Total current assets                          26,379    29,133

Marketable securities                                         7,276     5,723
Intangible and other assets, net                             10,362    10,717
Fixed assets, net                                             2,075     2,354
-----------------------------------------------------------------------------
               Total assets                                 $46,092   $47,927
=============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                            $ 1,093   $ 1,251
Accrued expenses                                              2,427     2,614
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               Total current liabilities                      3,520     3,865

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Total stockholders' equity                                   42,572    44,062
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               Total liabilities and stockholders' equity   $46,092   $47,927
=============================================================================

BACKLOG SHIPMENT SCHEDULE:
-----------------------------------------------------------------------------
               2nd Quarter 2003                             $ 2,045
               3rd Quarter 2003 and thereafter                  595
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                     Total backlog                          $ 2,640
=============================================================================